EXHIBIT 11

                Statement re: Computation of Per Share Earnings



                                                                          THREE MONTHS ENDED
                                                                              DECEMBER 31,            NINE MONTHS ENDED
                                                                     ----------------------------        DECEMBER 31,
                                                                         1996             1995               1996
                                                                         ----             ----               ----


Net income (in thousands)                                            $      258        $      224        $      586
                                                                     ==========        ==========        ==========

Weighted average shares outstanding  (1)                              1,427,001         1,491,600         1,441,341
Common stock equivalents due to the dilutive effect of
    stock options under the treasury stock method                        16,603                --             9,977
                                                                     ----------        ----------        ----------
  Weighted average shares outstanding and
    common stock equivalents                                          1,443,604         1,491,600         1,451,318

Primary earnings per share                                           $     0.18        $     0.15        $     0.40
                                                                     ==========        ==========        ==========

Weighted average shares outstanding and
   common stock equivalents (above)                                   1,443,604         1,491,600         1,451,318
Additional dilutive common stock equivalents using period end
   market value versus average market value for the period                1,232                --             7,858
                                                                     ----------        ----------        ----------

Fully diluted weighted average shares and
  common stock equivalents                                            1,444,836         1,491,600         1,459,176

Fully diluted earnings per share                                     $     0.18        $     0.15        $     0.40
                                                                     ==========        ==========        ==========


(1) Includes only the portion of ESOP shares committed to be released to participants.